The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these Notes in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated September 27, 2016
PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-209682 and 333-209682-01 Dated September , 2016

JPMorgan Chase Financial Company LLC Trigger Autocallable Yield Notes

Linked to the Least Performing of the NASDAQ-100 Index®, the Russell 2000® Index and the S&P 500® Index due on or about October 1, 2019

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description
Trigger Autocallable Yield Notes are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. (each, a “Note” and collectively, the “Notes”), linked to the least performing of the NASDAQ-100 Index®, the Russell 2000® Index and the S&P 500® Index (each, an “Underlying” and together, the “Underlyings”). On each quarterly Coupon Payment Date, JPMorgan Financial will make a Coupon payment based on the Coupon Rate, regardless of the performance of any Underlying, unless the Notes have been previously called. JPMorgan Financial will automatically call the Notes early if the closing level of each Underlying on any quarterly Observation Date is equal to or greater than its Initial Value. If the Notes are called, JPMorgan Financial will pay the principal amount plus the Coupon for that Observation Date and no further amounts will be owed to you. If the Notes are not called prior to maturity and the Final Value of each Underlying is equal to or greater than its Downside Threshold, JPMorgan Financial will make a cash payment at maturity equal to the principal amount of your Notes, in addition to paying the final Coupon. However, if the Notes are not called prior to maturity and the Final Value of any Underlying is less than its Downside Threshold, JPMorgan Financial will, in addition to paying the final Coupon, pay you less than the full principal amount, if anything, at maturity, resulting in a loss of your principal amount that is proportionate to the decline in the closing level of the Underlying with the lowest Underlying Return (the “Least Performing Underlying”) from its Initial Value to its Final Value. Investing in the Notes involves significant risks. You may lose some or all of your principal amount at maturity. You will be exposed to the market risk of each Underlying and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other Underlyings. Generally, a higher Coupon Rate is associated with a greater risk of loss. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial, as issuer of the Notes, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Notes. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.
Features

❑    Automatically Callable: JPMorgan Financial will automatically call the Notes and pay you the principal amount plus the Coupon otherwise due for a quarterly Observation Date if the closing level of each Underlying on that quarterly Observation Date is equal to or greater than its Initial Value. No further payments will be made on the Notes.

❑    Income: Regardless of the performance of any Underlying, JPMorgan Financial will pay you a quarterly Coupon unless the Notes have been previously called. In exchange for the opportunity to receive the quarterly Coupon payments, you are accepting the risk of losing some or all of your principal amount and the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments, including Coupon payments, under the Notes.

❑    Downside Exposure with Contingent Repayment of Principal Amount at Maturity: If by maturity the Notes have not been called and each Underlying closes at or above its Downside Threshold on the Final Valuation Date, JPMorgan Financial will pay you the principal amount per Note at maturity, in addition to paying the final Coupon. If any Underlying closes below its Downside Threshold on the Final Valuation Date, JPMorgan Financial will, in addition to paying the final Coupon, repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing level of the Least Performing Underlying from its Initial Value to its Final Value. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

Key Dates
Trade Date[1]	September 27, 2016
Original Issue Date (Settlement Date)[1]	September 30, 2016
Observation Dates[2]	Quarterly (see page 5)
Final Valuation Date[2]	September 26, 2019
Maturity Date[2]	October 1, 2019
[1] Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Notes remains the same. See “Supplemental Plan of Distribution” for more details on the expected Settlement Date. The Initial Value of each Underlying is the closing level of that Underlying on September 26, 2016 and is not the closing level of that Underlying on the Trade Date.
[2] Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Payment Date” and “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” in the accompanying product supplement.

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-2 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Note Offering
We are offering Trigger Autocallable Yield Notes linked to the least performing of the NASDAQ-100 Index®, the Russell 2000® Index and the S&P 500® Index. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement. The actual Coupon Rate is expected to be, but will not be less than, the minimum Coupon Rate listed below, but you should be willing to invest in the Notes if the Coupon Rate were set equal to that minimum Coupon Rate.
Underlying	Coupon Rate	Initial Value*	Downside Threshold**	CUSIP / ISIN
NASDAQ-100 Index® (Bloomberg Ticker: NDX)	At least 5.00% per annum	4,817.167	2,408.584, which is 50% of the Initial Value	48128P209 / US48128P2092
Russell 2000® Index (Bloomberg Ticker: RTY)		1,240.938	620.469, which is 50% of the Initial Value
S&P 500® Index (Bloomberg Ticker: SPX)		2,146.10	1,073.05, which is 50% of the Initial Value

* The Initial Value of each Underlying is the closing level of that Underlying on September 26, 2016 and is not the closing level of that Underlying on the Trade Date.

** Rounded to three decimal places for the NASDAQ-100 Index® and the Russell 2000® Index and rounded to two decimal places for the S&P 500® Index

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and the prospectus supplement, each dated April 15, 2016, product supplement no. UBS-1-I dated April 15, 2016, underlying supplement no. 1-I dated April 15, 2016 and this pricing supplement. The terms of the Notes as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing of the NASDAQ-100 Index®, the Russell 2000® Index and the S&P 500® Index		$10		$0.14		$9.86
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.
(2)	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.14 per $10 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

If the Notes priced today and assuming a Coupon Rate equal to the minimum Coupon Rate listed above, the estimated value of the Notes would be approximately $9.767 per $10 principal amount Note. The estimated value of the Notes, when the terms of the Notes are set, will be provided in the pricing supplement and will not be less than $9.50 per $10 principal amount Note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Notes

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these Notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the Notes involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012642/crt-dp64836_424b2.pdf

t	Underlying supplement no. 1-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf

t	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Notes

For purposes of the accompanying product supplement, each of the NASDAQ-100 Index®, the Russell 2000® Index and the S&P 500® Index is an “Index.”

 Investor Suitability

The Notes may be suitable for you if, among other considerations:

t     You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Least Performing Underlying.

t     You are willing to accept the individual market risk of each Underlying and understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other Underlyings.

t     You believe each Underlying will close at or above its Downside Threshold on the Final Valuation Date.

t     You believe each Underlying will close at or above its Initial Value on one of the specified Observation Dates.

t     You understand and accept that you will not participate in any appreciation in the level of any Underlying and that your potential return is limited to the Coupon payments.

t     You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

t     You would be willing to invest in the Notes if the Coupon Rate were set equal to the minimum Coupon Rate indicated on the cover hereof (the actual Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, the minimum Coupon Rate listed on the cover).

t     You are willing to forgo dividends paid on the stocks included in the Underlyings.

t     You are able and willing to invest in Notes that may be called early or you are otherwise willing to hold the Notes to maturity.

t     You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Notes.

t     You understand and accept the risks associated with the Underlyings.

t     You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

t    You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

t     You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the Least Performing Underlying.

t     You are unwilling to accept the individual market risk of each Underlying or do not understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other Underlyings.

t     You require an investment designed to provide a full return of principal at maturity.

t     You believe that any Underlying will decline during the term of the Notes and is likely to close below its Downside Threshold on the Final Valuation Date.

t     You seek an investment that participates in the full appreciation in the level of any or all of the Underlyings or that has unlimited return potential.

t     You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

t     You would not be willing to invest in the Notes if the Coupon Rate were set equal to the minimum Coupon Rate indicated on the cover hereof (the actual Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, the minimum Coupon Rate listed on the cover).

t     You prefer to receive the dividends paid on the stocks included in the Underlyings.

t     You are unable or unwilling to hold Notes that may be called early, or you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

t     You do not understand or accept the risks associated with the Underlyings.

t     You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement for risks related to an investment in the Notes. For more information on the Underlyings, please see the sections titled “The NASDAQ-100 Index®,” “The Russell 2000® Index” and “The S&P 500® Index” below.

Indicative Terms
Issuer	JPMorgan Chase Financial Company LLC
Guarantor	JPMorgan Chase & Co.
Issue Price	$10 per Note
Underlyings	NASDAQ-100 Index® Russell 2000® Index S&P 500® Index
Principal Amount	$10 per Note (subject to a minimum purchase of 100 Notes or $1,000)
Term[1]	Approximately 3 years, unless called earlier
Automatic Call Feature	The Notes will be called automatically if the closing level of each Underlying on any Observation Date is equal to or greater than its Initial Value. If the Notes are called, JPMorgan Financial will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount plus the Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Notes.

Coupon Rate	At least 5.00% per annum. The actual Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement and is expected to be, but will not be less than, 5.00% per annum.
Coupon payments	At least $0.125 per $10 principal amount Note. The actual Coupon payments will be based on the Coupon Rate and finalized on the Trade Date and provided in the pricing supplement.
Coupon Payment Dates[2]	As specified under “Observation Dates and Coupon Payment Dates/Call Settlement Dates”
Call Settlement Dates[2]	First Coupon Payment Date following the applicable Observation Date
Payment at Maturity (per $10 Note)

If the Notes are not automatically called and the Final Value of each Underlying is equal to or greater than its Downside Threshold, we will pay you a cash payment at maturity per $10 principal amount Note equal to $10 plus the final Coupon.

If the Notes are not automatically called and the Final Value of any Underlying is less than its Downside Threshold, we will, in addition to paying the final Coupon, pay you a cash payment at maturity that is less than $10 per $10 principal amount Note, resulting in a loss on your principal amount proportionate to the negative Underlying Return of the Least Performing Underlying, equal to:

$10 × (1 + Least Performing Underlying Return)

Underlying Return	With respect to each Underlying: Final Value – Initial Value Initial Value
Least Performing Underlying:	The Underlying with the lowest Underlying Return
Least Performing Underlying Return:	The lowest of the Underlying Returns of the Underlyings
Initial Value	With respect to each Underlying, the closing level of that Underlying on September 26, 2016, as specified on the cover of this pricing supplement. The Initial Value of each Underlying is not the closing level of that Underlying on the Trade Date.
Final Value	With respect to each Underlying, the closing level of that Underlying on the Final Valuation Date
Downside Threshold[3]	With respect to each Underlying, a percentage of the Initial Value of that Underlying, as specified on the cover of this pricing supplement
[1] See footnote 1 under “Key Dates” on the front cover
[2] See footnote 2 under “Key Dates” on the front cover
[3] Rounded to three decimal places for the NASDAQ-100 Index® and the Russell 2000® Index and rounded to two decimal places for the S&P 500® Index
Investment Timeline

September 26, 2016	The closing level of each Underlying (Initial Value) is observed and the Downside Threshold of each Underlying is determined.

Trade Date (September 27, 2016)	The Coupon Rate is finalized.

Quarterly

If the Notes have not been called, JPMorgan Financial will pay you a Coupon on each Coupon Payment Date.

The Notes will also be called if the closing level of each Underlying on any Observation Date is equal to or greater than its Initial Value. If the Notes are called, JPMorgan Financial will pay you a cash payment per Note equal to the principal amount plus the Coupon otherwise due for the applicable Observation Date, and no further payments will be made on the Notes.

Maturity Date

The Final Value of each Underlying is determined as of the Final Valuation Date.

If the Notes are not automatically called and the Final Value of each Underlying is equal to or greater than its Downside Threshold, at maturity JPMorgan Financial will repay the principal amount equal to $10.00 per Note plus the final Coupon.

If the Notes are not automatically called and the Final Value of any Underlying is less than its Downside Threshold, JPMorgan Financial will, in addition to paying the final Coupon, repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount proportionate to the decline of the Least Performing Underlying, equal to a return of:

$10 × (1 + Least Performing Underlying Return) per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU WILL BE EXPOSED TO THE MARKET RISK OF EACH UNDERLYING AND ANY DECLINE IN THE LEVEL OF ONE UNDERLYING MAY NEGATIVELY AFFECT YOUR RETURN AND WILL NOT BE OFFSET OR MITIGATED BY A LESSER DECLINE OR ANY POTENTIAL INCREASE IN THE LEVELS OF THE OTHER UNDERLYINGS. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

 Observation Dates and Coupon Payment Dates/Call Settlement Dates

Observation Dates	Coupon Payment Dates/Call Settlement Dates†
December 27, 2016	December 29, 2016
March 27, 2017	March 29, 2017
June 26, 2017	June 28, 2017
September 26, 2017	September 28, 2017
December 26, 2017	December 28, 2017
March 26, 2018	March 28, 2018
June 26, 2018	June 28, 2018
September 26, 2018	September 28, 2018
December 26, 2018	December 28, 2018
March 26, 2019	March 28, 2019
June 26, 2019	June 28, 2019
September 26, 2019 (the Final Valuation Date)	October 1, 2019 (the Maturity Date)

Each of the Observation Dates and the Coupon Payment Dates/Call Settlement Dates is subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Notes as units each comprising a Put Option and a debt component for U.S. federal income tax purposes. We will determine the portion of each Coupon Payment that we will allocate to interest on the debt component and to Put Premium, respectively, and will provide that allocation in the pricing supplement for the Notes. By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with the treatment and allocation as described above. We will follow this approach in determining our information reporting responsibilities, if any. If the Notes had priced on September 26, 2016, we would have allocated approximately 1.67% per annum to interest on the debt component and 3.33% per annum to Put Premium.

The actual Coupon Rate and allocation that we will determine for this Note offering will be finalized on the Trade Date and provided in the pricing supplement, may differ from the hypothetical Coupon Rate and allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Trade Date. Assuming the treatment and allocation described above are respected, (a) interest on the debt component will be taxed as ordinary income, while the Put Premium will not be taken into account prior to maturity, sale or automatic call, and (b) assuming that you are an initial purchaser of Notes purchasing the Notes at the Issue Price for cash, at maturity or upon automatic call you will recognize short-term capital gain in an amount equal to the total Put Premium received.

There are, however, other reasonable treatments that the IRS or a court may adopt for the Notes, in which case the timing and character of your income or loss could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the Notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Withholding under legislation commonly referred to as “FATCA” will apply to amounts treated as interest or other “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes paid with respect to the Notes, and (if they are treated, in whole or in part, as debt instruments) could also apply to payments of gross proceeds of a taxable disposition, including an automatic call or redemption at maturity, of a Note.  However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as FDAP Income) with respect to dispositions occurring before January 1, 2019.  You should consult your tax adviser regarding the potential application of FATCA to the Notes.

Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments, the issues presented by the notice and the potential application of the withholding requirements under FATCA to the Notes. Purchasers who are not initial purchasers of Notes at the Issue Price should also consult their tax advisers with respect to the tax consequences of an investment in the Notes, including possible alternative treatments, as well as the allocation of the purchase price of the Notes between the debt component and the Put Option.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any or all of the Underlyings. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

Risks Relating to the Notes Generally

t	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that JPMorgan Financial will not necessarily repay the full principal amount of the Notes. If the Notes are not called and the closing level of any Underlying has declined below its Downside Threshold on the Final Valuation Date, you will be fully exposed to any depreciation of the Least Performing Underlying from its Initial Value to its Final Value. In this case, JPMorgan Financial will repay less than the full principal amount at maturity, resulting in a loss of principal that is proportionate to the negative Underlying Return of the Least Performing Underlying. Under these circumstances, you will lose 1% of your principal for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value and could lose your entire principal amount. As a result, your investment in the Notes may not perform as well as an investment in a security that does not have the potential for full downside exposure to any Underlying.

t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Notes will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Notes and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Notes. If these affiliates do not make payments to us and we fail to make payments on the Notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

t	Your Return on the Notes Is Limited to the Sum of the Coupon Payments and You Will Not Participate in Any Appreciation of Any Underlying — The return potential of the Notes is limited to the specified Coupon Rate, regardless of any appreciation of any of the Underlyings, which may be significant. In addition, if the Notes are called, you will not receive any Coupons or any other payments in respect of any Observation Dates after the Call Settlement Date. Because the Notes could be called as early as the first Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the risk of decline in the level of each Underlying, even though you are not able to participate in any potential appreciation of any Underlying. Generally, the longer the Notes remain outstanding, the less likely it is that they will be automatically called, due to the decline in the level of any or all of the Underlyings and the shorter time remaining for the level of each Underlying to recover to or above its Initial Value on a subsequent Observation Date. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in any Underlying. In addition, if the Notes are not called and the Final Value of any Underlying is below its Downside Threshold, you will lose some or all of your principal amount and the overall return on the Notes may be less than the amount that would be paid on a conventional debt security of JPMorgan Financial of comparable maturity.

t	Because the Notes Are Linked to the Least Performing Underlying, You Are Exposed to a Greater Risk of Sustaining a Significant Loss on Your Investment at Maturity Than If the Notes Were Linked to a Single Underlying — The risk that you will lose some or all of your principal amount at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlying or two Underlyings. With three Underlyings, it is more likely that the closing level of an Underlying will be less than its Downside Threshold on the Final Valuation Date. Therefore, it is more likely that you will suffer a significant loss on your investment at maturity. In addition, the performance of the Underlyings may not be correlated or may be negatively correlated.

The lower the correlation between any two of the Underlyings, the greater the potential for one of those Underlyings to close below its Downside Threshold on the Final Valuation Date and with three Underlyings there is a greater potential that one pair of Underlyings will have low or negative correlation. See “Correlation of the Underlyings” below. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance, as calculated using internal models of our affiliates at the time when the terms of the Notes are finalized. A higher Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for loss on your investment at maturity. Furthermore, because the closing level of each Underlying must be greater than or equal to its Initial Value on a quarterly Observation Date in order for the notes to be automatically called prior to maturity, the Notes are less likely to be automatically called on any Observation Date than if the Notes were linked to a single Underlying.

t	You Are Exposed to the Risk of Decline in the Level of Each Underlying — Your return on the Notes and your payment at maturity, if any, is not linked to a basket consisting of the Underlyings. If the Notes have not been automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to each of the Underlyings. In addition, the performance of the Underlyings may not be correlated. Poor performance by any of the Underlyings over the term of the Notes may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by any of the other Underlyings. Accordingly, your investment is subject to the risk of decline in the value of each Underlying.

t	Your Payment at Maturity May Be Determined By the Least Performing Underlying — Because the payment at maturity will be determined based on the performance of the Least Performing Underlying, you will not benefit from the performance of any of the other Underlyings. Accordingly, if the Notes have not been automatically called and the Final Value of any Underlying is less than its Downside Threshold, you will lose some or all of your principal amount at maturity, even if the Final Value of either or both of the other Underlyings is greater than or equal to its Initial Value.

t	Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — If you are able to sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing levels of all of the Underlyings are above their respective Downside Thresholds. If by maturity the Notes have not been called, either JPMorgan Financial will repay you the full principal amount per Note plus the final Coupon, or, if any Underlying closes below its Downside Threshold on the Final Valuation Date, JPMorgan Financial will, in addition to paying the final Coupon, repay less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the closing level of the Least Performing Underlying from its Initial Value to its Final Value. This contingent repayment of principal applies only if you hold your Notes to maturity.

t	A Higher Coupon Rate and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlyings, Which Is Generally Associated With a Greater Risk of Loss — Volatility is a measure of the degree of variation in the levels of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that the level of an Underlying could close below its Downside Threshold on the Final Valuation Date, resulting in the loss of a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Coupon Rate and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Coupon Rate will generally be indicative of a greater risk of loss while a lower Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of returning your principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of some or all of your principal at maturity.

t	Reinvestment Risk — If your Notes are called early, the holding period in which you will be able to receive Coupons could be as short as approximately three months. There is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Notes are called prior to the maturity date.

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as the estimated value of the Notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

t	The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes — The estimated value of the Notes is only an estimate determined by reference to several factors. The original issue price of the Notes will exceed the estimated value of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates — The estimated value of the Notes is determined by reference to internal pricing models of our affiliates when the terms of the Notes are set. This estimated value of the Notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Notes that are greater than or less than the estimated value of the Notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “The Estimated Value of the Notes” in this pricing supplement.

t	The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

t	Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Lack of Liquidity” below.

t	Many Economic and Market Factors Will Impact the Value of the Notes — As described under “The Estimated Value of the Notes” in this pricing supplement, the Notes can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Notes at issuance and their value in the secondary market. Accordingly, the secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Underlyings, including:

t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

t	customary bid-ask spreads for similarly sized trades;

t	our internal secondary market funding rates for structured debt issuances;

t	the actual and expected volatility in the levels of the Underlyings;

t	the time to maturity of the Notes;

t	whether the Final Value of any Underlying is expected to be less than its Downside Threshold;

t	the dividend rates on the equity securities underlying the Underlyings;

t	the actual and expected positive or negative correlation between any two of the Underlyings, or the actual or expected absence of any such correlation;

t	interest and yield rates in the market generally; and

t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

t	Investing in the Notes Is Not Equivalent to Investing in the Stocks Composing the Underlyings — Investing in the Notes is not equivalent to investing in the stocks included in the Underlyings. As an investor in the Notes, you will not have any ownership interest or rights in the stocks included in the Underlyings, such as voting rights, dividend payments or other distributions.

t	We Cannot Control Actions by the Sponsor of Any Underlying and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of any Underlying and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of that Underlying. The sponsor of each Underlying is not involved in this Note offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of your Notes.

t	Your Return on the Notes Will Not Reflect Dividends on the Stocks Composing the Underlyings — Your return on the Notes will not reflect the return you would realize if you actually owned the stock included in the Underlyings and received the dividends on the stock included in the Underlyings. This is because the calculation agent will determine whether the Notes will be called and, if the notes are not called, will calculate the amount payable to you at maturity of the Notes by reference to the closing level of each Underlying on the Final Valuation Date, without taking into consideration the value of dividends on the stock included in that Underlying.

t	No Assurances That the Investment View Implicit in the Notes Will Be Successful — While the Notes are structured to provide for the payment of Coupons and the return of principal at maturity if the Final Value of the Least Performing Underlying is at or above its Downside Threshold on the Final Valuation Date, we cannot assure you of the economic environment during the term or at maturity of your Notes.

t	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Underlyings and could affect the level of an Underlying, and therefore the market value of the Notes.

t	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

t	Potential JPMorgan Financial Impact on the Level of an Underlying — Trading or transactions by JPMorgan Financial or its affiliates in an Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of an Underlying may adversely affect the level of that Underlying and, therefore, the market value of the Notes.

t	The Final Terms and Valuation of the Notes Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Notes will be based on relevant market conditions when the terms of the Notes are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of the estimated value of the Notes and the Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement, and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Notes based on the minimums for the estimated value of the Notes and the Coupon Rate.

Risks Relating to the Underlyings

t	Non-U.S. Securities Risk with Respect to the NASDAQ-100 Index® — Some of the equity securities included in the NASDAQ-100 Index® have been issued by non-U.S. companies. Investments in securities linked to the value of non-U.S. equity securities involve considerations associated with the home countries of the issuers of those non-U.S. equity securities. The prices of non-U.S. equity securities may be adversely affected by political, economic, financial and social factors in the home countries of the issuers of the non-U.S. companies, including changes in those countries’ government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

t	An Investment in the Notes is Subject to Risks Associated with Small Capitalization Stocks with Respect to the Russell 2000® Index — The equity securities included in the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

t	JPMorgan Chase & Co. Is Currently One of the Companies that Make Up the S&P 500® Index — JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500® Index. JPMorgan Chase & Co. will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the S&P 500® Index and the Notes.

Hypothetical Examples

The examples below illustrate the hypothetical payments on a Coupon Payment Date, upon an automatic call or at maturity under different hypothetical scenarios for a $10.00 Note on an offering of the Notes, with the assumptions set forth below.* We cannot predict the closing level of any Underlying on any day during the term of the Notes, including on any Observation Date or on the Final Valuation Date. You should not take these examples as an indication or assurance of the expected performance of the Notes. Numbers in the examples below have been rounded for ease of analysis. In these examples, we refer to the NASDAQ-100 Index®, the Russell 2000® Index and the S&P 500® Index as the “NDX Index,” the “RTY Index” and the “SPX Index,” respectively.

Principal Amount:	$10.00
Term:	Approximately 3 years (unless earlier called)
Hypothetical Initial Value:	100.000 for the NDX Index, 100.000 for the RTY Index and 100.00 for the SPX Index
Hypothetical Coupon Rate:	5.00% per annum (or 1.25% per quarter)
Observation Dates:	Quarterly (callable after three months)
Hypothetical Downside Threshold:	50.000 for the NDX Index, 50.000 for the RTY Index and 50.00 for the SPX Index (which, with respect to each Underlying, is 50% of the hypothetical Initial Value of that Underlying)

*	Terms used for purposes of these hypothetical examples may not represent the actual Coupon Rate and do not represent the actual Initial Values or Downside Thresholds. The actual Coupon Rate will be finalized on the Trade Date and provided in the pricing supplement. The hypothetical Initial Values of 100.000 for the NDX Index, 100.000 for the RTY Index and 100.00 for the SPX Index have been chosen for illustrative purposes only and do not represent the actual Initial Value for any Underlying. The actual Initial Value and resulting Downside Threshold of each Underlying are based on the closing level of that Underlying on September 26, 2016 and are specified on the cover of this pricing supplement. For historical data regarding the actual closing levels of the Underlyings, please see the historical information set forth under the sections titled “The NASDAQ-100 Index®,” “The Russell 2000® Index” and “The S&P 500® Index” below.

The examples below are purely hypothetical. These examples are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the value of the payment at maturity on the Notes will depend on whether the Final Value of any Underlying is less than its Downside Threshold and (c) how the total return on the Notes may be less than the total return on a direct investment in any or all Underlyings in certain scenarios. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per $10.00 principal amount Note over the term of the Notes to the $10.00 initial issue price.

Example 1 — Notes Are Automatically Called on the First Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	NDX Index: 110.000 RTY Index: 115.000 SPX Index: 105.00	Closing level of each Underlying at or above its Initial Value; Notes are automatically called. Issuer repays principal plus pays Coupon of $0.125 on Call Settlement Date.
Total Payments (per $10.00 Note):	Payment on Call Settlement Date:	$10.125 ($10.00 + $0.125)
	Total:	$10.125
	Total Return:	1.25%

Because the closing level of each Underlying is greater than or equal to its Initial Value on the first Observation Date, the Notes are automatically called on that Observation Date. JPMorgan Financial will pay you on the Call Settlement Date $10.125 per $10.00 principal amount Note, which is equal to your principal amount plus the Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

Example 2 — Notes Are NOT Automatically Called and the Final Value of Each Underlying Is Above Its Downside Threshold

Date	Closing Level	Payment (per Note)

First Observation Date	NDX Index: 90.000 RTY Index: 95.000 SPX Index: 85.00	Closing level of each Underlying below its Initial Value; Notes NOT automatically called. Issuer pays Coupon of $0.125 on first Coupon Payment Date.
Second Observation Date	NDX Index: 80.000 RTY Index: 75.000 SPX Index: 65.00	Closing level of each Underlying below its Initial Value; Notes NOT automatically called. Issuer pays Coupon of $0.125 on second Coupon Payment Date.
Third to Eleventh Observation Dates	Varies (at least one Underlying closes below Initial Value)	Closing level of at least one Underlying below its Initial Value; Notes NOT automatically called. Issuer pays Coupon of $0.125 on each of the third to eleventh Coupon Payment Dates.
Twelfth Observation Date (the Final Valuation Date)	NDX Index: 65.00 RTY Index: 105.000 SPX Index: 75.00	Closing level of RTY Index and SPX Index below its Initial Value; Notes NOT automatically called. Final Value of each Underlying above its Downside Threshold; Issuer repays principal plus pays Coupon of $0.125 on Maturity Date.
Total Payments (per $10.00 Note):	Payment at Maturity:	$10.125 ($10.00 + $0.125)
	Prior Coupons:	$1.375 ($0.125 × 11)
	Total:	$11.50
	Total Return:	15.00%

Because the closing level of at least one Underlying was less than its Initial Value on each Observation Date, the Notes are not automatically called. Because the Final Value of each Underlying is greater than or equal to its Downside Threshold, JPMorgan Financial will pay you on the Maturity Date $10.125 per $10.00 principal amount Note, which is equal to your principal amount plus the final Coupon.

In addition, JPMorgan Financial will also pay the Coupon of $0.125 on each of the first to eleventh Coupon Payment Dates. Accordingly, JPMorgan Financial will have paid a total of $11.50 per $10.00 principal amount Note, for a 15.00% total return over the approximately three (3) year term of the Notes.

Example 3 — Notes Are NOT Automatically Called and the Final Value of Each Underlying Is Below Its Downside Threshold

Date	Closing Level	Payment (per Note)

First Observation Date	NDX Index: 90.000 RTY Index: 95.000 SPX Index: 85.00	Closing level of each Underlying below its Initial Value; Notes NOT automatically called. Issuer pays Coupon of $0.125 on first Coupon Payment Date.
Second Observation Date	NDX Index: 105.000 RTY Index: 80.000 SPX Index: 70.00	Closing level of the RTY Index and SPX Index below its Initial Value; Notes NOT automatically called. Issuer pays Coupon of $0.125 on second Coupon Payment Date.
Third to Tenth Observation Dates	Various (at least one Underlying closes below Initial Value)	Closing level of at least one Underlying below its Initial Value; Notes NOT automatically called. Issuer pays Coupon of $0.125 on each of the third to eleventh Coupon Payment Dates.
Eleventh Observation Date (the Final Valuation Date)	NDX Index: 45.000 RTY Index: 105.000 SPX Index: 110.00	Closing level of NDX Index below its Initial Value; Notes NOT automatically called. Closing level of NDX Index below its Downside Threshold; Issuer pays Coupon on Maturity Date, and Issuer will repay less than the principal amount resulting in a loss proportionate to the decline of the Least Performing Underlying.
Total Payments (per $10.00 Note):	Payment at Maturity:	$4.625 ($4.50 + $0.125)
	Prior Coupons:	$1.375
	Total:	$6.00
	Total Return:	-40.00%

Because the closing level of at least one Underlying is less than its Initial Value on each Observation Date, the Notes are not automatically called. Because the Final Value of at least one Underlying is less than its Downside Threshold on the Final Valuation Date, at maturity, JPMorgan Financial will pay you $4.625 per $10.00 principal amount Note, which is equal to your principal amount plus the final Coupon, calculated as follows:

$10.00 × (1 + Least Performing Underlying Return) + the final Coupon

Step 1: Determine the Underlying Return of each Underlying:

Underlying Return of the NDX Index:

(Final Value – Initial Value)	=	45.000 – 100.000	= -55.00%
Initial Value		100.000

Underlying Return of the RTY Index:

(Final Value – Initial Value)	=	105.000 – 100.000	= 5.00%
Initial Value		100.000

Underlying Return of the SPX Index:

(Final Value – Initial Value)	=	110.00 – 100.00	= 10.00%
Initial Value		100.00

Step 2: Determine the Least Performing Underlying. The NDX Index is the Underlying with the lowest Underlying Return.

Step 3: Calculate the Payment at Maturity:

$10.00 × (1 + Least Performing Underlying Return) + final Coupon = $10.00 × (1 + -55.00%) + $0.125 = $4.625

In addition, JPMorgan Financial will also pay the Coupon of $0.125 on each of the first to eleventh Coupon Payment Dates. Accordingly, JPMorgan Financial will have paid a total of $6.00 per $10.00 principal amount Note, for a -40.00% total return over the approximately three (3) year term of the Notes.

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlyings

Included on the following pages is a brief description of the Underlyings. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing levels of each Underlying. This information given below is for the four calendar quarters in each of 2011, 2012, 2013, 2014 and 2015 and the first and second calendar quarters of 2016. Partial data is provided for the third calendar quarter of 2016. We obtained the closing levels information set forth below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. You should not take the historical levels of any Underlying as an indication of future performance.

The NASDAQ-100 Index®

The NASDAQ-100 Index® is a modified market capitalization-weighted index of 100 of the largest non-financial securities listed on The NASDAQ Stock Market based on market capitalization. For additional information about the NASDAQ-100 Index®, see the information set forth under “Equity Index Descriptions — The NASDAQ-100 Index®” in the accompanying underlying supplement.

Historical Information Regarding the NASDAQ-100 Index®

The following table sets forth the quarterly high and low closing levels of the NASDAQ-100 Index®, based on daily closing levels of the NASDAQ-100 Index® as reported by Bloomberg, without independent verification. The closing level of the NASDAQ-100 Index® on September 26, 2016 was 4,817.167. We obtained the closing levels of the NASDAQ-100 Index® above and below from Bloomberg, without independent verification. You should not take the historical levels of the NASDAQ-100 Index® as an indication of future performance.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close
1/1/2011	3/31/2011		2,397.940	2,202.970	2,338.990
4/1/2011	6/30/2011		2,413.590	2,192.960	2,325.070
7/1/2011	9/30/2011		2,429.500	2,038.220	2,139.180
10/1/2011	12/31/2011		2,401.290	2,085.040	2,277.830
1/1/2012	3/31/2012		2,782.120	2,321.960	2,755.270
4/1/2012	6/30/2012		2,784.420	2,458.830	2,615.720
7/1/2012	9/30/2012		2,864.033	2,545.300	2,799.193
10/1/2012	12/31/2012		2,828.599	2,524.356	2,660.931
1/1/2013	3/31/2013		2,818.690	2,700.967	2,818.690
4/1/2013	6/30/2013		3,028.957	2,741.949	2,909.599
7/1/2013	9/30/2013		3,237.611	2,927.346	3,218.198
10/1/2013	12/31/2013		3,591.996	3,142.535	3,591.996
1/1/2014	3/31/2014		3,727.185	3,440.502	3,595.736
4/1/2014	6/30/2014		3,849.479	3,446.845	3,849.479
7/1/2014	9/30/2014		4,103.083	3,857.938	4,049.445
10/1/2014	12/31/2014		4,337.785	3,765.281	4,236.279
1/1/2015	3/31/2015		4,483.049	4,089.648	4,333.688
4/1/2015	6/30/2015		4,548.740	4,311.257	4,396.761
7/1/2015	9/30/2015		4,679.675	4,016.324	4,181.060
10/1/2015	12/31/2015		4,719.053	4,192.963	4,593.271
1/1/2016	3/31/2016		4,497.857	3,947.804	4,483.655
4/1/2016	6/30/2016		4,565.421	4,201.055	4,417.699
7/1/2016	9/26/2016	*	4,891.363	4,410.747	4,817.167

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2016 includes data for the period from July 1, 2016 through September 26, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2016.

The graph below illustrates the daily performance of the NASDAQ-100 Index® from January 3, 2006 through September 26, 2016, based on information from Bloomberg, without independent verification. The dotted line represents the Downside Threshold of 2,408.584, equal to 50% of the closing level of the NASDAQ-100 Index® on September 26, 2016.

Past performance of the NASDAQ-100 Index® is not indicative of the future performance of the NASDAQ-100 Index®.

The Russell 2000® Index

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

Historical Information Regarding the Russell 2000® Index

The following table sets forth the quarterly high and low closing levels of the Russell 2000® Index, based on daily closing levels of the Russell 2000® Index as reported by Bloomberg, without independent verification. The closing level of the Russell 2000® Index on September 26, 2016 was 1,240.938. We obtained the closing levels of the Russell 2000® Index above and below from Bloomberg, without independent verification. You should not take the historical levels of the Russell 2000® Index as an indication of future performance.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Close
1/1/2011	3/31/2011		843.549	773.184	843.549
4/1/2011	6/30/2011		865.291	777.197	827.429
7/1/2011	9/30/2011		858.113	643.421	644.156
10/1/2011	12/31/2011		765.432	609.490	740.916
1/1/2012	3/31/2012		846.129	747.275	830.301
4/1/2012	6/30/2012		840.626	737.241	798.487
7/1/2012	9/30/2012		864.697	767.751	837.450
10/1/2012	12/31/2012		852.495	769.483	849.350
1/1/2013	3/31/2013		953.068	872.605	951.542
4/1/2013	6/30/2013		999.985	901.513	977.475
7/1/2013	9/30/2013		1,078.409	989.535	1,073.786
10/1/2013	12/31/2013		1,163.637	1,043.459	1,163.637
1/1/2014	3/31/2014		1,208.651	1,093.594	1,173.038
4/1/2014	6/30/2014		1,192.964	1,095.986	1,192.964
7/1/2014	9/30/2014		1,208.150	1,101.676	1,101.676
10/1/2014	12/31/2014		1,219.109	1,049.303	1,204.696
1/1/2015	3/31/2015		1,266.373	1,154.709	1,252.772
4/1/2015	6/30/2015		1,295.799	1,215.417	1,253.947
7/1/2015	9/30/2015		1,273.328	1,083.907	1,100.688
10/1/2015	12/31/2015		1,204.159	1,097.552	1,135.889
1/1/2016	3/31/2016		1,114.028	953.715	1,114.028
4/1/2016	6/30/2016		1,188.954	1,089.646	1,151.923
7/1/2016	9/26/2016	*	1,263.438	1,139.453	1,240.938

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2016 includes data for the period from July 1, 2016 through September 26, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2016.

The graph below illustrates the daily performance of the Russell 2000® Index from January 3, 2006 through September 26, 2016, based on information from Bloomberg, without independent verification. The dotted line represents the Downside Threshold of 620.469, equal to 50% of the closing level of the Russell 2000® Index on September 26, 2016.

Past performance of the Russell 2000® Index is not indicative of the future performance of the Russell 2000® Index.

The S&P 500® Index

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information Regarding the S&P 500® Index

The following table sets forth the quarterly high and low closing levels of the S&P 500® Index, based on daily closing levels of the S&P 500® Index as reported by Bloomberg, without independent verification. The closing level of the S&P 500® Index on September 26, 2016 was 2,146.10. We obtained the closing levels of the S&P 500® Index above and below from Bloomberg, without independent verification. You should not take the historical levels of the S&P 500® Index as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2011	3/31/2011	1,343.01	1,256.88	1,325.83
4/1/2011	6/30/2011	1,363.61	1,265.42	1,320.64
7/1/2011	9/30/2011	1,353.22	1,119.46	1,131.42
10/1/2011	12/31/2011	1,285.09	1,099.23	1,257.60
1/1/2012	3/31/2012	1,416.51	1,277.06	1,408.47
4/1/2012	6/30/2012	1,419.04	1,278.04	1,362.16
7/1/2012	9/30/2012	1,465.77	1,334.76	1,440.67
10/1/2012	12/31/2012	1,461.40	1,353.33	1,426.19
1/1/2013	3/31/2013	1,569.19	1,457.15	1,569.19
4/1/2013	6/30/2013	1,669.16	1,541.61	1,606.28
7/1/2013	9/30/2013	1,725.52	1,614.08	1,681.55
10/1/2013	12/31/2013	1,848.36	1,655.45	1,848.36
1/1/2014	3/31/2014	1,878.04	1,741.89	1,872.34
4/1/2014	6/30/2014	1,962.87	1,815.69	1,960.23
7/1/2014	9/30/2014	2,011.36	1,909.57	1,972.29
10/1/2014	12/31/2014	2,090.57	1,862.49	2,058.90
1/1/2015	3/31/2015	2,117.39	1,992.67	2,067.89
4/1/2015	6/30/2015	2,130.82	2,057.64	2,063.11
7/1/2015	9/30/2015	2,128.28	1,867.61	1,920.03
10/1/2015	12/31/2015	2,109.79	1,923.82	2,043.94
1/1/2016	3/31/2016	2,063.95	1,829.08	2,059.74
4/1/2016	6/30/2016	2,119.12	2,000.54	2,098.86
7/1/2016	9/26/2016*	2,190.15	2,088.55	2,146.10

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2016 includes data for the period from July 1, 2016 through September 26, 2016. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2016.

The graph below illustrates the daily performance of the S&P 500® Index from January 3, 2006 through September 26, 2016, based on information from Bloomberg, without independent verification. The dotted line represents the Downside Threshold of 1,073.05, equal to 50% of the closing level of the S&P 500® Index on September 26, 2016.

Past performance of the S&P 500® Index is not indicative of the future performance of the S&P 500® Index.

Correlation of the Underlyings

The graph below illustrates the daily performance of the NASDAQ-100 Index®, the Russell 2000® Index and the S&P 500® Index from January 3, 2006 through September 26, 2016. For comparison purposes, each Underlying has been normalized to have a closing level of 100.00 on January 3, 2006 by dividing the closing level of that Underlying on each day by the closing level of that Underlying on January 3, 2006 and multiplying by 100.00. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

Past performance of the Underlyings is not indicative of the future performance of the Underlyings.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction (i.e., positive or negative). Set forth below is a table that provides the correlation of each pair of Underlyings, calculated based on the quarterly returns of the Underlyings from September 26, 2006 through September 26, 2016, based on information from Bloomberg, without independent verification. You should not take the historical correlations of the Underlyings as an indication of future correlation.

	NASDAQ-100 Index®	Russell 2000® Index	S&P 500® Index
NASDAQ-100 Index®	—	0.800	0.904
Russell 2000® Index	0.800	—	0.944
S&P 500® Index	0.904	0.944	—

A correlation of 1.000 for a pair of Underlyings represents a perfect positive correlation. This means that the closing levels of that pair of Underlyings have moved in the same direction and the ratio of their quarterly returns has been constant. A correlation of -1.000 for a pair of Underlyings represents a perfect negative correlation. This means that the closing levels of that pair of Underlyings have moved in the opposite direction and the ratio of their quarterly returns has been constant. A correlation of 0.000 for a pair of Underlyings means that the Underlyings are uncorrelated. This means that there is no statistical relationship between the quarterly returns of that pair of Underlyings. The closer the correlation of a pair of Underlyings is to 1.000, the more positively correlated those Underlyings are. The closer the correlation of a pair of Underlyings is to -1.000, the more negatively correlated those Underlyings. The closer the correlation of a pair of Underlyings is to 0.000, the less correlated those Underlyings are. The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Downside Threshold on the Final Valuation Date.

The correlations set forth above are based on the historical performance of the Underlyings, and you should not take those historical correlations as an indication of future correlation. In addition, the correlations set forth above are not the same as the correlations referenced in setting the terms of the Notes. The correlations referenced in setting the terms of the Notes are calculated using internal models of our affiliates and are not derived from the quarterly returns of the Underlyings over the period set forth above. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Coupon Rate is determined, in part, based on the correlations of the Underlyings’ performance calculated using internal models of our affiliates at the time when the terms of the Notes are finalized. A higher Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss on your investment at maturity.

 Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the fifth business day following the expected Trade Date of the Notes (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the Trade Date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The Estimated Value of the Notes

The estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. The estimated value of the Notes does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Notes is based on, among other things, our and our affiliates’ view of the funding values of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Notes. See “Key Risks — Risks Relating to the Notes Generally — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

 Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Key Risks — Risks Relating to the Notes Generally — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to five months. The length of any such initial period reflects secondary market volumes for the Notes, the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Notes Generally — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

 Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Examples” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to the estimated value of the Notes plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.